UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 28, 2008 (March 27, 2008)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 27, 2008, NCI Building Systems, Inc. (“NCI” or the “Company”) announced new roles for members of its officer team. Pursuant to an agreement between NCI and Frances P. Hawes, effective March 27, 2008 (the “Agreement”), Ms. Hawes will resign her positions as Executive Vice President, Chief Financial Officer, and Treasurer of the Company and all of its subsidiaries effective March 31, 2008. Ms. Hawes will continue as an employee of the Company from April 1, 2008 through March 31, 2009 in an advisory role assisting with the transition of her responsibilities and certain corporate development initiatives.

Mark E. Johnson, Executive Vice President, Controller and Chief Accounting Officer of the Company, will succeed Ms. Hawes as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Johnson, age 41, served as the Company’s Chief Accounting Officer since August 2006, as the Company’s Executive Vice President and Controller since December 2007, and as the Company’s Vice President and Controller since February 2006. Before joining NCI in February 2006, Mr. Johnson was employed as Senior Vice President and Chief Financial Officer of Vector ESP, Inc., a company providing information technology services, having previously served as its Corporate Controller. From 1989 to 2000, Mr. Johnson was employed by Ernst & Young LLP.

The terms of the Agreement between the Company and Ms. Hawes, a copy of which is being filed as Exhibit 10.1 to this Report, are hereby incorporated by reference in their entirety. A copy of the press release announcing the new role for Ms. Hawes and appointment of Mr. Johnson is filed as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Agreement dated March 27, 2008.

99.1	Press Release dated March 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

	By:	/s/ Todd R. Moore
Todd R. Moore Executive Vice President, General Counsel and Secretary
Dated: March 28, 2008